Amendment No. 2 dated January 2, 2026 to Free Writing Prospectus pursuant to Rule 433 (as previously amended by Amendment No. 1 thereto) dated December 30, 2025

Registration Statement No. 333-284538

92

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust and the iShares® Silver Trust due February 2, 2029

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)	CUSIP:	40058WMR4
		Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement
Market measures (each referred to as an “underlier,” and collectively as the “underliers”):	the SPDR® Gold Trust and the iShares® Silver Trust

Hypothetical Payout Profile*

Security return at maturity
Lowest performing underlier return
Call Date 1 (Call Premium: 37%)
Security return
150
125
100
75
50
25
0
-25
-50
-75
-100
0.00%
-25.00%
0.00%
-100
-75
-50
-25
0
25
50
75
100
Hypothetical return of the lowest performing underlier

* assumes a call premium of 37.00% of the face amount.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, even if the fund closing price of the lowest performing underlier on the call date significantly exceeds its starting price. If the securities are automatically called, you will not have the opportunity to participate in any appreciation of any underlier at the upside participation rate.

If the securities are not automatically called and the ending price of the lowest performing underlier on the calculation day is less than its threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the lowest performing underlier and will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

You should read the accompanying amendment no. 1 to preliminary pricing supplement dated January 2, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Amendment no. 1 to Preliminary pricing supplement dated January 2, 2026
●
WFS Product Supplement No. 7 dated October 20, 2025
●
Prospectus Supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $900 and $930 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

Pricing date:	expected to be January 30, 2026
Issue date:	expected to be February 4, 2026
Calculation day:	expected to be January 30, 2029
Stated maturity date:	expected to be February 2, 2029
Starting price:	with respect to an underlier, the fund closing price of such underlier on the pricing date
Ending price:	with respect to an underlier, the fund closing price of such underlier on the calculation day
Lowest performing underlier:	For the call date or the calculation day, the underlier with the lowest underlier return on that day.
Underlier return:	with respect to an underlier on the call date or the calculation day: fund closing price on such day – starting price starting price
Upside participation rate:	150.00%
Threshold price:	With respect to an underlier, 75% of its starting price
Threshold amount:	25%
Call date:	expected to be February 4, 2027
Call premium:	at least 37.00% of the face amount (at least $370.00 per security)
Call settlement date:	three business days after the call date
Automatic call:

if the fund closing price of the lowest performing underlier on the call date is greater than or equal to its starting price, the securities will be automatically called, and on the call settlement date the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to $1,000 plus the call premium

Payment amount at maturity (for each $1,000 face amount of your securities):
•
if the ending price of the lowest performing underlier on the calculation day is greater than its starting price: $1,000 plus:

$1,000 × underlier return of the lowest performing underlier on the calculation day × upside participation rate;

•
if the ending price of the lowest performing underlier on the calculation day is less than or equal to its starting price but greater than or equal to its threshold price: $1,000; or
•
if the ending price of the lowest performing underlier on the calculation day is less than its threshold price:
$1,000 + ($1,000 × underlier return of the lowest performing underlier on the calculation day)

Underwriting discount:

up to 2.575% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.575% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.00% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.20% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 7 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 7 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 7 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 7, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 7, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 7, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.

Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Call Premium You Will Receive on the Call Settlement Date If Your Securities Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Securities Are Not Automatically Called is Not Linked to the Fund Closing Price of the Underliers at Any Time Other Than on the Call Date or the Calculation Day, as the Case May Be
▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Change in the Price of the Lowest Performing Underlier
▪
Because the Securities Are Linked to the Performance of the Lowest Performing Underlier, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlier
▪
A Higher Call Premium, a Lower Fund Closing Price at or Above Which the Securities Will Be Automatically Called and/or a Lower Threshold Price May Reflect Greater Expected Volatility of the Underliers, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underliers and, Potentially, a Significant Loss at Maturity
▪
The Amount You Will Receive on the Call Settlement Date Will Be Capped Due to the Call Premium
▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlier.
▪
Your Securities Are Subject to Automatic Redemption
▪
Your Securities Do Not Bear Interest
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
▪
The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underliers
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Underliers

Additional Risks Related to the Underliers

▪
The Policies of the Underlier Investment Advisor For Any Underlier Could Affect the Amount Payable on Your Securities and Their Market Value.
▪
Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Underliers, There Is No Affiliation Between the Underlier Investment Advisors and Us.
▪
There Is No Assurance That an Active Trading Market Will Continue For the Underliers or That There Will Be Liquidity in Any Such Trading Market; Further, the Underliers Are Subject to Custody Risks
▪
Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities, Which Could Adversely Affect Your Securities
▪
Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Securities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.

Additional Risks Related to the SPDR® Gold Trust

▪
The SPDR® Gold Trust Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure
▪
The Value of the Shares of the SPDR® Gold Trust Relates Directly to the Value of the Gold Held by the SPDR® Gold Trust and Fluctuations in the Price of Gold Could Materially Adversely Affect an Investment in the SPDR® Gold Trust’s Shares
▪
Fees and Expenses Payable by the SPDR® Gold Trust Are Charged Regardless of Profitability and May Result in a Depletion of its Assets
▪
Potential Discrepancies, or Future Changes, in the Calculation of the LBMA Gold Price PM Could Have an Adverse Effect on the Value of the SPDR® Gold Trust
▪
The Amount of Gold Represented by the Shares of the SPDR® Gold Trust Will Continue to Be Reduced During the Life of the SPDR® Gold Trust Due to the SPDR® Gold Trust’s Expenses
▪
Termination or Liquidation of the SPDR® Gold Trust Could Adversely Affect the Value of the Securities

Additional Risks Related to the iShares® Silver Trust

▪
The iShares® Silver Trust Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure
▪
The Price of the iShares® Silver Trust Is Linked to the Price of Silver, Which May Change Unpredictably and Affect the Value of the Securities in Unforeseeable Ways
▪
Investing in Securities Linked to the iShares® Silver Trust Is Not the Same as Investing Directly in Silver
▪
An Investment in the Securities Is Subject to Risks Associated with the London Bullion Market
▪
Termination of the iShares® Silver Trust Could Adversely Affect the Value of the Securities
▪
The Correlation Between the Performance of the iShares® Silver Trust and the Price of Silver May Be Imperfect

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.